Exhibit 99.1

SMSC Reports First Quarter of Fiscal Year 2012 Financial Results

Hauppauge, N.Y. – June 27, 2011 – SMSC (NASDAQ: SMSC) today announced financial results for its first quarter of fiscal 2012, ended May 31, 2011.

Highlights:
•	First quarter revenue of $103.5 million,
•	Non-GAAP gross margin of 56.4 percent,
•	Non-GAAP earnings per share of $0.47.

Total revenue for the first quarter of fiscal 2012 was $103.5 million, an increase of approximately 7 percent when compared to the same period in the prior year and an increase of approximately 2 percent sequentially.  This included about $800 thousand in sales from SMSC’s acquisition of BridgeCo during the period between the closing of the acquisition on May 19, 2011 and the end of the quarter. Non-GAAP gross margin was 56.4 percent and the GAAP gross margin was 53.9 percent.   Non-GAAP net income was $11.0 million, or $0.47 per diluted share, compared to non-GAAP net income of $7.6 million, or $0.33 per diluted share in the first quarter of fiscal 2011. GAAP net income for the first quarter of fiscal 2012 was $6.2 million, or $0.26 per diluted share, compared to GAAP net income of $0.6 million, or $0.03 per diluted share for the same prior year period.

“SMSC reported a strong first quarter with revenue, non-GAAP gross margin and non-GAAP earnings per share exceeding expectations,” said Christine King, President & Chief Executive Officer.  “We are excited about the acquisition of BridgeCo, which is a significant addition to our Wireless Audio product offering.  Automotive revenue set another new record in the first quarter despite some weakness in our Japanese automotive business. PC revenue was up slightly on a year-over-year basis but down roughly four percent sequentially mainly due to consumer PC sales as well as Japanese customer related sales.  However, our enterprise PC business remains healthy, which is the largest share of our overall PC sales. ”

Ms. King continued, “For the second quarter, we anticipate revenue to increase by approximately 8 to 10 percent sequentially, including about $8 million from the BridgeCo acquisition.  We do not expect any further material impact as a result of the Japanese crisis and expect further growth in our automotive and consumer revenue.  We continue to have major design win success as we broaden our product and intellectual property offerings which we believe will drive content and market share growth in each of our target markets.”

Business Outlook
Looking ahead to the second quarter of fiscal 2012, the Company expects:

•	Revenue in the range of $112 to $114 million,
•	Non-GAAP gross margin to be approximately 55 percent,
•	Non-GAAP operating expenses to be up approximately eight to nine percent sequentially, including the full quarter impact of the BridgeCo acquisition,
•	The non-GAAP effective tax rate is estimated to be approximately 40 percent,
•	Non-GAAP earnings per diluted share in the range of $0.36 to $0.38.

The unaudited non-GAAP financial measures in this release, including the business outlook, exclude charges and credits for stock appreciation rights (SARs), restricted stock units and stock options associated with the accounting pursuant to FASB ASC 718, the amortization of acquired intangible assets, restructuring charges and executive transition costs, costs associated with business acquisition related activities including transaction costs, inventory write-up and write-off on acquisitions, the revaluation of contingent consideration and compensation expense on acquisitions.

Conference Call and Webcast Information
Christine King, President and Chief Executive Officer of SMSC, will host a conference call and webcast on June 27, 2011 at 5:00 PM ET, to discuss the Company’s first quarter fiscal 2012 financial results and its business outlook. The teleconference may be accessed by dialing 866-575-6538 in the U.S. or 913-312-1413 from outside of the U.S.  The teleconference confirmation code is 7175073.  A replay of the call will also be available from June 27 through July 5, 2011.  The replay dial-in number is 888-203-1112 in the U.S. or 719-457-0820 for international callers.  The replay passcode is 7175073.  A webcast, along with presentation materials, will be accessible via the investor relations section of SMSC’s website at www.smsc.com.

Use of Non-GAAP Financial Information
Included within the press release are non-GAAP financial measures that supplement the Company’s Condensed Consolidated Income Statements prepared under generally accepted accounting principles (GAAP). These non-GAAP financial measures adjust the Company's actual results prepared under GAAP to exclude certain charges. In the schedules attached to this press release, the non-GAAP measures have been reconciled to and should be considered together with the Condensed Consolidated Income Statements.

These non-GAAP measures are not meant as a substitute for GAAP, but are included solely for informational and comparative purposes. The Company's management believes that this information assists in evaluating operational trends, financial performance, and cash generating capacity. Management believes these non-GAAP measures allow investors to evaluate SMSC’s financial performance using some of the same measures as management. However, the non-GAAP financial measures should not be regarded as a replacement for corresponding, similarly captioned, GAAP measures.  SMSC also presents unaudited non-GAAP supplemental vertical market information to provide additional insight into underlying operating performance on a comparable basis.  Guidance is presented on a non-GAAP basis only, given that the GAAP basis charges for equity-based compensation related to SARs cannot be projected reasonably.

Forward Looking Statements
Except for historical information contained herein, the matters discussed in this announcement are forward-looking statements about expected future events and financial and operating results that involve risks and uncertainties. These uncertainties may cause our actual future results to be materially different from those discussed in forward-looking statements. Our risks and uncertainties include the timely development and market acceptance of new products; the impact of competitive products and pricing; our ability to procure capacity from our suppliers and the timely performance of their obligations, commodity prices, interest rates and foreign exchange, potential investment losses as a result of liquidity conditions, the effects of changing economic and political conditions in the market domestically and internationally and on our customers; our ability to realize the expected benefits of acquisitions; our relationships with and dependence on customers and growth rates in the personal computer, consumer electronics and embedded and automotive markets and within our sales channel; changes in customer order patterns, including order cancellations or reduced bookings; the effects of tariff, import and currency regulation; potential or actual litigation; and excess or obsolete inventory and variations in inventory valuation, among others. In addition, SMSC competes in the semiconductor industry, which has historically been characterized by intense competition, rapid technological change, cyclical market patterns, price erosion and periods of mismatched supply and demand.

Our forward looking statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations and may not reflect the potential impact of any future acquisitions, mergers or divestitures. All forward-looking statements speak only as of the date hereof and are based upon the information available to SMSC at this time. Such statements are subject to change, and the Company does not undertake to update such statements, except to the extent required under applicable law and regulation. These and other risks and uncertainties, including potential liability resulting from pending or future litigation, are detailed from time to time in the Company's reports filed with the SEC. Investors are advised to read the Company's Annual Report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, particularly those sections entitled “Other Factors That May Affect Future Operating Results” or “Risk Factors” for a more complete discussion of these and other risks and uncertainties.

About SMSC
SMSC is a leading developer of Smart Mixed-Signal Connectivity™ solutions. SMSC employs a unique systems level approach that incorporates a broad set of technologies and intellectual property to deliver differentiating products to its customers. The company is focused on delivering connectivity solutions that enable the proliferation of data in personal computers, automobiles, portable consumer devices and other applications. SMSC’s feature-rich products drive a number of industry standards and include USB, MOST® automotive networking, Kleer® wireless audio, embedded system control and analog solutions, including thermal management and RightTouch™ capacitive sensing. SMSC is headquartered in New York and has offices and research facilities in North America, Asia, Europe and India. Additional information is available at www.smsc.com.

SMSC, MOST and Kleer are registered trademarks and Smart Mixed-Signal Connectivity, TrueAuto and RightTouch are trademarks of Standard Microsystems Corporation.

Contact
Carolynne Borders
Senior Director, Corporate Communications & Investor Relations
Phone: 631-435-6626
carolynne.borders@smsc.com

STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended May 31,

	2011	2010

Sales and revenues	$103,495	$97,159
Costs of goods sold	47,710	45,364

Gross profit on sales	55,785	51,795

Costs and expenses:
Research and development	24,527	23,819
Selling, general and administrative	23,246	25,353
Restructuring charges	343	821
Income from operations	7,669	1,802

Interest income	118	144
Interest expense	(38)	(29)
Other income (expense), net	142	(156)

Income before provision for income taxes	7,891	1,761

Provision for income taxes	1,714	1,134

Net income	$6,177	$627

Net income per share:
Basic	$0.27	$0.03

Diluted	$0.26	$0.03

Weighted average common shares outstanding:
Basic	23,059	22,481
Diluted	23,557	22,787

STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands)

	May 31,	February 28,
	2011	2011
Assets
Current assets:
Cash and cash equivalents	$125,929	$170,387
Accounts receivable, net	76,739	64,714
Inventories	54,095	47,232
Deferred income taxes	17,884	31,156
Other current assets	18,810	8,047

Total current assets	293,457	321,536

Property, plant and equipment, net	67,442	67,382
Goodwill	117,887	77,273
Intangible assets, net	39,655	31,745
Long-term investments	29,336	29,490
Investments in equity securities	2,042	2,042
Deferred income taxes	6,834	6,074
Other assets	3,938	3,550

Total assets	$560,591	$539,092

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$30,436	$27,171
Deferred income on shipments to distributors	21,667	16,167
Accrued expenses, income taxes and other current liabilities	68,671	72,459

Total current liabilities	120,774	115,797

Deferred income taxes	5,374	4,519
Other liabilities	23,769	21,869

Shareholders' equity:
Preferred stock	-	-
Common stock	2,769	2,749
Additional paid-in capital	365,265	359,790
Retained earnings	133,468	127,291
Treasury stock, at cost	(101,837)	(101,411)
Accumulated other comprehensive income	11,009	8,488

Total shareholders' equity	410,674	396,907

Total liabilities and shareholders' equity	$560,591	$539,092

STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
Supplemental Reconciliation of GAAP Results to Non-GAAP Financial Measures
(in thousands, except per share amounts)

	Three Months Ended May 31,
	2011	2010
Gross profit – GAAP basis	$55,785	$51,795
Stock-based compensation (a)	317	782
Amortization of intangible assets	1,585	1,078
Impact of inventory write-up on acquisitions	124	45
Impact of inventory write-off (Symwave)	588	-
Gross profit– non-GAAP basis	$58,399	$53,700

Income from operations – GAAP basis	$7,669	$1,802

Non-GAAP adjustments:
Stock-based compensation included in: (a)
Costs of goods sold	317	782
Research and development	1,042	2,224
Selling, general and administrative	1,971	4,639

Amortization of intangible assets included in:
Costs of goods sold	1,585	1,078
Selling, general and administrative	806	687

Restructuring charges	343	821
Executive transition costs	-	429
Transaction costs - mergers and acquisitions	118	182
Impact of inventory write-up on acquisitions	124	45
Impact of inventory write-off (Symwave)	588	-
Impact of revaluation of contingent acquisition liabilities	17	-
Compensation expense on acquisitions (BridgeCo)	79	-
Income from operations – non-GAAP basis	$14,659	$12,689

Net income – GAAP basis	$6,177	$627
Non-GAAP adjustments (as scheduled above)	6,990	10,887
Tax effect of non-GAAP adjustments	(2,145)	(3,919)
Net income – non-GAAP basis	$11,022	$7,595

GAAP net income per share – diluted	$0.26	$0.03
Non-GAAP income per share – diluted	$0.47	$0.33

Management believes that non-GAAP financial measures assist it in evaluating operational trends, financial performance, and cash generating capacity, and that these non-GAAP measures allow investors to evaluate SMSC's financial performance using some of the same measures as management. However, the non-GAAP financial measures should not be regarded as a replacement for corresponding, similarly captioned, GAAP measures.

(a) To eliminate compensation expense for Stock Appreciation Rights (“SARs”), restricted stock units and stock options as recorded under GAAP applicable in each period presented. Cash paid in connection with exercises of SARs totaled $0.9 million and $0.8 million in the three month periods ended May 31, 2011 and 2010, respectively.  The Company does not include charges related to restricted stock awards in these non-GAAP adjustments, as they were issued primarily in connection with the Company’s prior annual employee incentive compensation program.